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FOR IMMEDIATE RELEASE

                                                          CONTACT:    Tom Varney
                                                             Siemens Corporation
                                                                  (212) 258-4335
                                                    thomas.varney@sc.siemens.com
                                                    ----------------------------

                                                                  Julie McDowell
                                              Shared Medical Systems Corporation
                                                                  (610) 219-6528
                                                         julie.mcdowell@smed.com
                                                         -----------------------



                         SIEMENS COMPLETES MERGER WITH
                       SHARED MEDICAL SYSTEMS CORPORATION

     New York and Malvern, Pa., July 6, 2000 - Siemens Medical Engineering Group
(Med) announced today that the merger of Autobahn Acquisition Corporation and Shared Medical Systems Corporation (SMS) has been completed and that SMS has become a wholly owned subsidiary of Siemens Corporation and an indirect wholly owned subsidiary of Siemens Aktiengesellschaft (Siemens AG).

     Pursuant to the provisions of the Delaware General Corporation Law and the terms of the merger agreement between Siemens Corporation and SMS, the shares of SMS which were not owned by Siemens Corporation at the time of the merger were converted into the right to receive $73 net per share in cash. Holders of such shares will be receiving a notice of merger and appraisal rights within 10 days of the merger.

     Med is one of the world's largest suppliers of innovative products, services and complete solutions for the healthcare industry. Med covers the full spectrum of products, systems and services, ranging from advanced diagnostic and therapy imaging systems and audiology devices, to IT solutions for optimizing processes and improving efficiency in clinics and private practices.

     Med posted orders worth 4.14 billion euros (DM8.1 billion; $4.35 billion) and sales of 4.09 billion euros (DM8.0 billion; $4.3 billion) in fiscal 1999, and has some 19,000 employees worldwide.

     Siemens AG, the parent of Med, is based in Munich, Germany. It designs, manufactures and markets a wide range of electrical and electronic parts and systems.

     Founded in 1969, Shared Medical Systems Corporation has over 30 years of network computing experience, operating the industry's largest Information Services Center (ISC) and Health Information Network for application hosting, e-commerce, enterprise systems management, and managed Internet services. SMS specializes in information solutions for hospitals, provides process and structural consulting, application services and manages IT infrastructures. As the premier Application Service Provider (ASP) in healthcare, SMS's ISC operates health applications for over 1,000 health providers with connections to over 400,000 customer workstations, and processes 80 million transactions each day.


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